SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                         Texas Biotechnology Corporation
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                    88221T104
                                 (CUSIP Number)

                                  March 9, 2001
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 14 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88221T104                 13G                    Page 2 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Oracle Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               2,448,700
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               2,448,700
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               2,448,700
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               6.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 3 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       Oracle Institutional Partners, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               634,100
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               634,100
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               634,100
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               1.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 4 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       Oracle Investment Management, Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               1,068,524
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               1,068,524
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               1,068,524
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               2.6%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 5 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Oracle Associates, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               3,082,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               3,082,800
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               3,082,800
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               7.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 6 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Larry N. Feinberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               24,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               4,151,324
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               24,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               4,151,324
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               4,175,324
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               10.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 7 of 14 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                               Joel Liffman
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                               United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               5,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                               -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                               5,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                               -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                               5,000
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               0.0%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 88221T104                 13G                    Page 8 of 14 Pages

This statement on Schedule 13G amends, supplements and restates the Amendment No. 2 to Schedule 13D which was filed on May 2, 2000 with respect to the Common Stock (as defined in Item 2(d) below) of Texas Biotechnology Corporation.

Item 1(a). Name of Issuer:

     The name of the issuer is Texas Biotechnology Corporation (the "Company").

Item 1(b). Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 7000 Fanin Street, 20th Floor, Houston Texas 77030.

Item 2(a). Name of Person Filing:

     This statement is filed by:

          (i) Oracle Partners, L.P., a Delaware limited partnership ("Oracle Partners"), with respect to shares of Common Stock directly owned by it;

          (ii) Oracle Institutional Partners, L.P., a Delaware limited partnership ("Oracle Institutional"), with respect to shares of Common Stock directly owned by it;

          (iii) Oracle Investment Management, Inc., a Delaware corporation (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by (A) SAM Oracle Investments Inc., a British Virgin Islands corporation ("SAM Oracle"), with respect to shares of Common Stock directly owned by SAM Oracle, (B) Oracle Offshore Limited, a Cayman Islands corporation ("Oracle Offshore"), with respect to shares of Common Stock directly owned by Oracle Offshore, and (C) Oracle Management, Inc. Employees Retirement Plan (the "Retirement Plan"), with respect to shares of Common Stock directly owned by the Retirement Plan;

          (iv) Oracle Associates, LLC, a Delaware limited liability company ("Oracle Associates"), which serves as the general partner of Oracle Partners and Oracle Institutional (together, the "Partnerships"), with respect to shares of Common Stock directly owned by the Partnerships;

          (v) Mr. Larry N. Feinberg ("Mr. Feinberg"), which (A) serves as the senior managing member of Oracle Associates, (B) is the sole shareholder and president of the Investment Manager and
                  (C) is the trustee of each of The Feinberg Family Foundation (the "Foundation") and The Larry Feinberg Irrevocable Trust UAD 12/19/97 FBO Samantha Rose Feinberg (the "Trust"), with respect to shares of Common Stock directly owned by him (as trustee of the Foundation and the Trust) and by the Partnerships, SAM Oracle, Oracle Offshore, and the Retirement Plan; and

CUSIP No. 88221T104                 13G                    Page 9 of 14 Pages

          (vi) Mr. Joel Liffman ("Mr. Liffman"), an investment professional employed by the Investment Manager, with respect to shares of Common Stock directly owned by him.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b). Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Item 2(c). Citizenship:

     Each of the Partnerships, the Investment Manager and Oracle Associates is organized under the laws of the State of Delaware. Each of Mr. Feinberg and Mr. Liffman is a citizen of the United States of America.

Item 2(d). Title of Class of Securities:

     Common Stock, $0.01 par value ("Common Stock")

Item 2(e). CUSIP Number:

     88221T104

Item 3.    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

CUSIP No. 88221T104                 13G                    Page 10 of 14 Pages


          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

Item 4.    Ownership.

         A. Oracle Partners, L.P.
           (a) Amount beneficially owned: 2,448,700
           (b) Percent of class: 6.0% The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 40,962,142 shares of Common Stock issued and outstanding as of October 31, 2000, as reflected in the Company's Form 10-Q for the period ending September 30, 2000.
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 2,448,700
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 2,448,700

         B. Oracle Institutional Partners, L.P.
           (a) Amount beneficially owned: 634,100
           (b) Percent of class: 1.5%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 634,100
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 634,100

         C. Oracle Investment Management, Inc.
           (a) Amount beneficially owned: 1,068,524
           (b) Percent of class: 2.6%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 1,068,524
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 1,068,524

         D. Oracle Associates, LLC
           (a) Amount beneficially owned: 3,082,800
           (b) Percent of class: 7.5%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: -0-
               (ii) Shared power to vote or direct the vote: 3,082,800
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv) Shared power to dispose or direct the disposition: 3,082,800

CUSIP No. 88221T104                 13G                   Page 11 of 14 Pages

         E. Larry N. Feinberg
           (a) Amount beneficially owned: 4,175,324
           (b) Percent of class: 10.2%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: 24,000
               (ii) Shared power to vote or direct the vote: 4,151,324
               (iii) Sole power to dispose or direct the disposition: 24,000
               (iv) Shared power to dispose or direct the disposition: 4,151,324

         F. Joel Liffman
           (a) Amount beneficially owned: 5,000
           (b) Percent of class: 0.0%
           (c) Number of shares as to which such person has:
               (i) Sole power to vote or direct the vote: 5,000
               (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: 5,000
               (iv) Shared power to dispose or direct the disposition: -0-

Item 5.    Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

     SAM Oracle, Oracle Offshore and the Retirement Plan, each clients of the Investment Manager, have the right to receive and the power to direct the receipt of dividends from, and proceeds from the sale of, the securities reported in this statement. No single client of the Investment Manager holds more than five percent of the class of securities reported herein.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.    Identification and Classification of Members of the Group.

     Not applicable.


Item 9.    Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 88221T104                 13G                   Page 12 of 14 Pages


Item 10.   Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 88221T104                 13G                   Page 13 of 14 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  March 21, 2001

                                  /s/ Larry N. Feinberg
                                  --------------------------------------
                                  Larry N. Feinberg, individually and as
                                  senior managing member of
                                    Oracle Associates, LLC, on behalf of
                                    itself and as the general partner of
                                      Oracle Partners, L.P. and
                                      Oracle Institutional Partners, L.P.,
                                  as president of
                                    Oracle Investment Management, Inc.,
                                  and as trustee of
                                     The Feinberg Family Foundation and
                                     The Larry Feinberg Irrevocable Trust
                                     UAD 12/19/97 FBO Samantha Rose Feinberg



                                   /s/ Joel Liffman
                                   ----------------------------------
                                   Joel Liffman

CUSIP No. 88221T104                13G                    Page 14 of 14 Pages

                                 EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  March 21, 2001

                                  /s/ Larry N. Feinberg
                                  --------------------------------------
                                  Larry N. Feinberg, individually and as
                                  senior managing member of
                                    Oracle Associates, LLC, on behalf of
                                    itself and as the general partner of
                                      Oracle Partners, L.P. and
                                      Oracle Institutional Partners, L.P.,
                                  as president of
                                    Oracle Investment Management, Inc.,
                                  and as trustee of
                                    The Feinberg Family Foundation and
                                    The Larry Feinberg Irrevocable Trust
                                    UAD 12/19/97 FBO Samantha Rose Feinberg



                                   /s/ Joel Liffman
                                   ----------------------------------
                                   Joel Liffman